Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the change in segments discussed in Notes 6 and 23 and Schedule III, as to which the date is November 26, 2008, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in The First American Corporation’s Current Report on Form 8-K dated November 28, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orange County, CA

November 26, 2008